Exhibit 99.1
NOG Announces Second Quarter 2023 Results, Including Record Quarterly Production

SECOND QUARTER HIGHLIGHTS

•Record quarterly production of 90,878 Boe per day (60% oil), increases of 4% from the first quarter of 2023 and 25% from the second quarter of 2022
•Net income of $167.8 million and Adjusted EBITDA of $315.5 million. See “Non-GAAP Financial Measures” below
•Cash flow from operations of $307.8 million. Excluding changes in net working capital, cash flow from operations was $280.4 million, an increase of 11% from the second quarter of 2022
•Generated $47.6 million of Free Cash Flow. See “Non-GAAP Financial Measures” below.
•Closed on the acquisition of a 30% undivided stake in the Forge assets for $167.9 million
•Entered into a joint acquisition agreement for a 33.33% undivided stake in the Novo assets for $500.0 million with an anticipated closing date of August 15, 2023
•Issued $500 million of 8.75% Senior Notes with a maturity date of June 2031
•Completed underwritten public offering of 7,647,500 shares of common stock raising $224.7 million in net proceeds
•Paid $0.37 per share common dividend for the second quarter of 2023, an increase of 9% from the first quarter of 2023, and declared $0.38 per share common dividend for the third quarter of 2023

MINNEAPOLIS (BUSINESS WIRE) - August 2, 2023 - Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG” or “Company”) today announced the Company’s second quarter results.

MANAGEMENT COMMENTS

“NOG made meaningful strides in expanding its exposure to high-quality, low-breakeven acreage in the second quarter by executing on two highly accretive large-scale acquisitions with Forge and Novo. It was also a banner quarter for the Ground Game, completing 13 transactions that are expected to add over 16 net wells to production over the next several years,” commented Nick O’Grady, NOG’s Chief Executive Officer. “For the remainder of the year, we see potential for record levels of production and elevated cash flow from operations and free cash flow, as we begin to harvest our first half investments.”

SECOND QUARTER FINANCIAL RESULTS

Oil and natural gas sales for the second quarter were $416.5 million. Second quarter GAAP net income was $167.8 million or $1.88 per diluted share. Second quarter Adjusted Net Income was $132.9 million or $1.49 per diluted share. Adjusted EBITDA in the second quarter was $315.5 million, a 16% increase from the same period a year ago. See “Non-GAAP Financial Measures” below.

PRODUCTION

Second quarter production was 90,878 Boe per day, an increase of 4% from the first quarter of 2023 and an increase of 25% from the second quarter of 2022. Oil represented 60% of total production in the second quarter with 54,738 Bbls per day, an increase of 2% from the first quarter of 2023 and an increase of 31% from the second quarter of 2022. NOG had 13.8 net wells turned in-line during the second quarter, compared to 13.1 net wells turned in-line in the first quarter of 2023. Production increased quarter over quarter, driven primarily by growth in NOG’s Williston basin production, which grew approximately 10% from the prior quarter and represented record quarterly volumes in the basin for the Company.

PRICING

During the second quarter, NYMEX West Texas Intermediate (“WTI”) crude oil averaged $73.68 per Bbl, and NYMEX natural gas at Henry Hub averaged $2.32 per Mcf. NOG’s unhedged net realized oil price in the second quarter was $71.03, representing a $2.65 differential to WTI prices. NOG’s unhedged net realized gas price in the second quarter was $3.18 per Mcf, representing approximately 137% realization compared with Henry Hub pricing. Oil differentials remained consistent from the prior quarter, with in-basin prices in both the Williston and Permian basin at better than seasonal average levels. Natural gas realizations were better than expected due to higher than forecast natural gas liquids pricing and lower than expected in-basin gas differentials.

OPERATING COSTS

Lease operating costs were $84.4 million in the second quarter of 2023, or $10.20 per Boe, a 3% increase on a per unit basis compared to the first quarter of 2023. This increase in unit costs was driven primarily by the annual firm transportation charge in the Marcellus, partially offset by lower processing and salt water disposal charges. Second quarter general and administrative (“G&A”) costs totaled $12.4 million or $1.50 per Boe. This includes $3.6 million of legal and transaction expenses in connection with bolt-on acquisitions and $1.2 million of non-cash stock-based compensation. NOG’s cash G&A costs excluding these amounts totaled $7.6 million or $0.92 per Boe in the second quarter, down 2% on a per unit basis compared to the first quarter of 2023.

CAPITAL EXPENDITURES AND ACQUISITIONS

Capital expenditures for the second quarter were $232.8 million (excluding non-budgeted acquisitions) representing 31% of NOG’s initial annual capital expenditure guidance range at the midpoint. This was comprised of $210.0 million of total drilling and completion (“D&C”) capital on organic and Ground Game assets, and $22.8 million of Ground Game acquisition spending and other items. D&C spending was higher than the prior quarter due to an increase in development activity and workover expense incurred in the period and significant Ground Game success. NOG has seen well cost inflation moderate in the second quarter of 2023. NOG’s weighted average gross authorization for expenditure (or AFE) elected to in the second quarter was $9.0 million, compared to $9.6 million in the first quarter of 2023 and $7.2 million in the second quarter of 2022.

NOG’s Permian Basin spending was 57% of the total capital expenditures for the second quarter, the Williston was 39%, the Marcellus was 3% and other items were 1%. On the Ground Game acquisition front, NOG closed on thirteen transactions through various structures during the second quarter totaling 16.7 net current and future development wells and 942 net acres, a marked increase from the first quarter.

As previously announced, on June 30, 2023, NOG completed its Forge acquisition with a $167.9 million cash settlement at closing.

LIQUIDITY AND CAPITAL RESOURCES

NOG had total liquidity of $1.01 billion as of June 30, 2023, consisting of $1.00 billion of committed borrowing availability under the Revolving Credit Facility and $14.8 million of cash. The Company also had $37.5 million held in escrow as of June 30, 2023, as a cash deposit for the pending Novo acquisition.

In May 2023, NOG completed an upsized offering of $500 million of 8.750% Senior Notes due 2031. Net proceeds from the offering were used to reduce the outstanding balance on the Company’s revolving credit facility and for general corporate purposes.

In May 2023, NOG completed an underwritten public offering of its common stock for net proceeds of $224.7 million, issuing 7,647,500 shares. Proceeds from the offering were used for the Forge acquisition and for general corporate purposes.

On August 2, 2023, NOG completed its semi-annual redetermination of its Revolving Credit Facility. The Borrowing Base will increase to $1.8 billion (from $1.6 billion) and the Elected Commitment Amount will increase to $1.25 billion (from $1.0 billion), subject to the closing of the Novo acquisition and other customary conditions. In addition, the Company added two new lenders to the syndicate, increasing the number to sixteen banks.

As of June 30, 2023, NOG had total debt of $1,705.1 million, a decrease of $69.0 million from the end of the first quarter. The total debt consisted of no outstanding borrowings under the Revolving Credit Facility, $705.1 million of outstanding 8.125% Senior Notes due 2028, $500.0 million of outstanding 3.625% Convertible Notes due 2029, and $500.0 million of outstanding 8.750% Senior Notes due 2031.

SHAREHOLDER RETURNS

In May 2023, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.37 per share for stockholders of record as of June 29, 2023, which was paid on July 31, 2023 in the total amount of $34.3 million. The per share dividend represents a 9% increase from the prior quarter, and a 95% increase from the second quarter of 2022.

On August 1, 2023, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.38 per share for stockholders of record as of September 28, 2023, which will be paid on October 31, 2023. This represents a 3% increase from the prior quarter, and a 52% increase from the third quarter of 2022.

2023 ANNUAL GUIDANCE*

On July 25, 2023, NOG issued a press release containing updated 2023 guidance to reflect recent acquisitions and other matters, as set forth in the table below.

Current
Annual Production (Boe per day)	96,000 - 100,000
Q3 2023 Production (Boe per day)	99,000 - 103,000
Oil as a Percentage of Production	62.0% - 63.0%
Total Budgeted Capital Expenditures (in millions)	$764 - $800
Net Wells Turned-in-Line (“TIL”)	75 - 78

Operating Expenses and Differentials:
Production Expenses (per Boe)	$9.35 - $9.55
Production Taxes (as a percentage of Oil & Gas Sales)	8.0% - 9.0%
DD&A Rate (per Boe)	$13.00 - $13.80
Average Differential to NYMEX WTI (per Bbl)	($3.25) - ($4.25)
Average Realization as a Percentage of NYMEX Henry Hub (per Mcf)	85.0% - 95.0%

General and Administrative Expense (per Boe):
Non-Cash	$0.20 - $0.25
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.80 - $0.85
________________
*All forecasts are provided on a 2-stream production basis. Assumes 8/15/2023 closing date for Novo acquisition.

SECOND QUARTER 2023 RESULTS

The following tables set forth selected operating and financial data for the periods indicated.

	Three Months Ended June 30,
	2023	2022	% Change
Net Production:
Oil (Bbl)	4,981,162	3,801,663	31%
Natural Gas and NGLs (Mcf)	19,732,243	16,878,481	17%
Total (Boe)	8,269,869	6,614,743	25%

Average Daily Production:
Oil (Bbl)	54,738	41,777	31%
Natural Gas and NGLs (Mcf)	216,838	185,478	17%
Total (Boe)	90,878	72,689	25%

Average Sales Prices:
Oil (per Bbl)	$71.03	$106.26	(33)%
Effect of Gain (Loss) on Settled Oil Derivatives on Average Price (per Bbl)	1.31	(32.53)
Oil Net of Settled Oil Derivatives (per Bbl)	72.34	73.73	(2)%

Natural Gas and NGLs (per Mcf)	3.18	8.63	(63)%
Effect of Gain (Loss) on Settled Natural Gas Derivatives on Average Price (per Mcf)	1.05	(2.29)
Natural Gas and NGLs Net of Settled Natural Gas Derivatives (per Mcf)	4.23	6.34	(33)%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	50.36	83.09	(39)%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	3.30	(24.54)
Realized Price on a Boe Basis Including Settled Commodity Derivatives	53.66	58.55	(8)%

Costs and Expenses (per Boe):
Production Expenses	$10.20	$9.77	4%
Production Taxes	4.49	6.63	(32)%
General and Administrative Expenses	1.50	1.22	23%
Depletion, Depreciation, Amortization and Accretion	12.87	8.28	55%

Net Producing Wells at Period End	872.8	735.0	19%

HEDGING

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative swap contracts scheduled to settle after June 30, 2023.

	Crude Oil Commodity Derivative Swaps(1)		Crude Oil Commodity Derivative Collars
Contract Period	Volume (Bbls/Day)	Weighted Average Price ($/Bbl)	Collar Call Volume (Bbls)	Collar Put Volume (Bbls)	Weighted Average Ceiling Price ($/Bbl)	Weighted Average Floor Price ($/Bbl)
2023:
Q3	20,870	$76.73	1,823,989	1,441,613	$86.38	$71.57
Q4	20,224	75.67	1,969,252	1,577,676	85.53	71.44
2024:
Q1	10,497	$76.02	1,945,397	1,292,178	$84.84	$69.82
Q2	10,583	75.10	1,946,387	1,306,267	84.61	69.12
Q3	11,451	73.60	782,056	630,256	80.43	68.15
Q4	7,299	70.42	723,749	549,800	81.80	68.15
2025:
Q1	1,308	$67.92	323,286	224,849	$78.69	$66.98
Q2	1,089	68.01	273,171	199,233	75.49	67.63
Q3	1,004	67.94	234,994	161,970	75.76	67.88
Q4	966	67.81	208,511	135,487	76.87	67.63
2026:
Q1	430	$63.25	43,226	39,289	$70.25	$62.50
Q2	430	62.74	43,707	39,727	70.25	62.50
Q3	430	62.28	44,187	40,163	70.25	62.50
Q4	430	61.70	44,187	40,163	70.25	62.50
_____________
(1)Includes derivative contracts entered into through July 31, 2023. This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended June 30, 2023.

The following table summarizes NOG’s open natural gas commodity derivative swap contracts scheduled to settle after June 30, 2023.

	Natural Gas Commodity Derivative Swaps(1)		Natural Gas Commodity Derivative Collars
Contract Period	Volume (MMBTU/Day)	Weighted Average Price ($/MMBTU)	Collar Call Volume (MMBTU)	Collar Put Volume (MMBTU)	Weighted Average Ceiling Price ($/MMBTU)	Weighted Average Floor Price ($/MMBTU)
2023:
Q3	105,678	$3.86	5,060,000	5,060,000	$6.67	$4.18
Q4	105,619	3.82	6,285,000	6,285,000	6.90	4.13
2024:
Q1	103,974	$3.61	2,502,500	2,502,500	$6.50	$3.64
Q2	104,350	3.49	1,137,500	1,137,500	4.95	3.20
Q3	103,048	3.49	1,530,000	1,530,000	4.61	3.00
Q4	68,945	3.48	1,840,000	1,840,000	4.76	3.00
2025:
Q1	11,500	$3.79	4,620,734	4,620,734	$6.28	$3.14
Q2	5,055	4.00	3,859,216	3,859,216	5.51	3.14
Q3	5,000	4.00	3,336,781	3,336,781	5.63	3.15
Q4	3,315	4.00	3,368,797	3,368,797	5.87	3.14
2026:
Q1	—	—	3,193,735	3,193,735	$5.85	$3.14
Q2	—	—	3,229,220	3,229,220	5.85	3.14
Q3	—	—	3,264,706	3,264,706	5.85	3.14
Q4	—	—	3,264,706	3,264,706	5.85	3.14
____________
(1)Includes derivative contracts entered into through July 31, 2023. This table does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended June 30, 2023.

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended June 30,
(In thousands)	2023	2022
Cash Received (Paid) on Settled Derivatives	$27,265	$(162,314)
Non-Cash Mark-to-Market Gain (Loss) on Derivatives	30,503	54,117
Gain (Loss) on Commodity Derivatives, Net	$57,769	$(108,197)

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In millions, except for net well data)	Three Months Ended June 30, 2023
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$184.8
Ground Game Drilling and Development Capital Expenditures	$25.2
Ground Game Acquisition Capital Expenditures	$20.2
Other	$2.5
Non-Budgeted Acquisitions	$173.8

Net Wells Added to Production	13.8

Net Producing Wells (Period-End)	872.8

Net Wells in Process (Period-End)	68.0
Increase in Wells in Process over Prior Period	8.7

Weighted Average Gross AFE for Wells Elected to	$9.0

SECOND QUARTER 2023 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Thursday, August 3, 2023 at 7:30 a.m. Central Time.

Those wishing to listen to the conference call may do so via webcast or phone as follows:

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=flNDUuSD
Dial-In Number: (866) 373-3407 (US/Canada) and (412) 902-1037 (International)
Conference ID: 13740011 - NOG Second Quarter 2023 Earnings Call
Replay Dial-In Number: (877) 660-6853 (US/Canada) and (201) 612-7415 (International)
Replay Access Code: 13740011 - Replay will be available through August 17, 2023

ABOUT NORTHERN OIL AND GAS

NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.northernoil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and NOG’s future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements, including, but not limited to, statements regarding NOG’s dividend plans and practices, financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance. When used in this press release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production, sales, market size, collaborations, cash flows, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on NOG’s current properties and properties pending acquisition; infrastructure constraints and related factors affecting NOG’s properties; cost inflation or supply chain disruptions; ongoing legal disputes over, and potential shutdown of, the Dakota Access Pipeline; NOG’s ability to acquire additional development opportunities, potential or pending acquisition transactions, the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions, integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; disruption to NOG’s business due to acquisitions and other significant transactions; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets; risks associated with NOG’s 3.625% convertible senior notes due 2029 (the “Convertible Notes”), including the potential impact that the Convertible Notes may have on NOG’s financial position and liquidity, potential dilution, and that provisions of the Convertible Notes could delay or prevent a beneficial takeover of NOG; the potential impact of the capped call transactions undertaken in tandem with the Convertible Notes issuance, including counterparty risk; increasing attention to environmental, social and governance matters; NOG’s ability to consummate any pending acquisition transactions; other risks and uncertainties related to the closing of pending acquisition transactions; NOG’s ability to raise or access capital; cyber-incidents could have a material adverse effect on NOG’s business, financial condition or results of operations; changes in accounting principles, policies or guidelines; events beyond NOG’s control, including a global or domestic health crisis, acts of terrorism, political or economic instability or armed conflict in oil and gas producing regions; and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices.

NOG has based any forward-looking statements on its current expectations and assumptions about future events. While NOG’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. Accordingly, results actually achieved may differ materially from expected results described in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements under the heading “Risk Factors” in NOG’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by subsequent reports NOG files with the SEC. NOG does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, other than as may be required by applicable law or regulation.

CONTACT:

Evelyn Infurna
Vice President of Investor Relations
952-476-9800
ir@northernoil.com

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,
(In thousands, except share and per share data)	2023	2022
Revenues
Oil and Gas Sales	$416,491	$549,643
Gain (Loss) on Commodity Derivatives, Net	57,769	(108,197)
Other Revenues	2,294	—
Total Revenues	476,554	441,446

Operating Expenses
Production Expenses	84,350	64,642
Production Taxes	37,138	43,840
General and Administrative Expenses	12,402	8,064
Depletion, Depreciation, Amortization and Accretion	106,427	54,796
Other Expenses	1,446	—
Total Operating Expenses	241,763	171,342

Income From Operations	234,791	270,104

Other Income (Expense)
Interest Expense, Net of Capitalization	(31,968)	(18,410)
Gain (Loss) on Unsettled Interest Rate Derivatives, Net	—	524
Gain on Extinguishment of Debt, Net	—	236
Contingent Consideration Gain	3,931	—
Other Income (Expense)	72	(185)
Total Other Income (Expense)	(27,965)	(17,835)

Income Before Income Taxes	206,826	252,269

Income Tax Provision	39,012	1,006

Net Income	$167,815	$251,264

Cumulative Preferred Stock Dividend	—	(2,810)

Premium on Repurchase of Preferred Stock	—	(10,363)

Net Income Attributable to Common Stockholders	$167,815	$238,091

Net Income Per Common Share – Basic	$1.89	$3.08
Net Income Per Common Share – Diluted	$1.88	$2.74
Weighted Average Common Shares Outstanding – Basic	88,800,994	77,366,704
Weighted Average Common Shares Outstanding – Diluted	89,108,519	86,788,465

CONDENSED BALANCE SHEETS

(In thousands, except par value and share data)	June 30, 2023	December 31, 2022
Assets	(Unaudited)
Current Assets:
Cash and Cash Equivalents	$14,805	$2,528
Accounts Receivable, Net	265,042	271,336
Advances to Operators	34,249	8,976
Prepaid Expenses and Other	2,488	2,014
Derivative Instruments	68,674	35,293
Income Tax Receivable	495	338
Total Current Assets	385,753	320,485

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	7,422,732	6,492,683
Unproved	44,977	41,565
Other Property and Equipment	7,360	6,858
Total Property and Equipment	7,475,069	6,541,106
Less – Accumulated Depreciation, Depletion and Impairment	(4,258,089)	(4,058,180)
Total Property and Equipment, Net	3,216,981	2,482,926

Derivative Instruments	8,857	12,547
Acquisition Deposit	37,500	43,000
Other Noncurrent Assets, Net	15,658	16,220

Total Assets	$3,664,749	$2,875,178

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$154,020	$128,582
Accrued Liabilities	178,783	121,737
Accrued Interest	28,925	24,347
Derivative Instruments	15,144	58,418
Contingent Consideration	—	10,107
Other Current Liabilities	1,879	1,781
Total Current Liabilities	378,751	344,972

Long-term Debt, Net	1,672,551	1,525,413
Deferred Tax Liability	30,528	—
Derivative Instruments	129,398	225,905
Asset Retirement Obligations	34,780	31,582
Other Noncurrent Liabilities	2,944	2,045

Total Liabilities	$2,248,952	$2,129,917

Commitments and Contingencies

Stockholders’ Equity
Common Stock, Par Value $.001; 135,000,000 Shares Authorized; 93,022,758 Shares Outstanding at 6/30/2023 85,165,807 Shares Outstanding at 12/31/2022	495	487

Additional Paid-In Capital	1,908,055	1,745,532
Retained Deficit	(492,753)	(1,000,759)
Total Stockholders’ Equity	1,415,797	745,260
Total Liabilities and Stockholders’ Equity	$3,664,749	$2,875,178

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. NOG defines Adjusted Net Income (Loss) as income (loss) before income taxes, excluding (i) (gain) loss on unsettled commodity derivatives, net of tax, (ii) (gain) loss on extinguishment of debt, net of tax, (iii) contingent consideration (gain) loss, net of tax, (iv) acquisition transaction costs, net of tax, and (v) (gain) on unsettled interest rate derivatives, net of tax. NOG defines Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) non-cash stock-based compensation expense, (v) (gain) loss on extinguishment of debt, (vi) contingent consideration (gain) loss, (vii) acquisition transaction costs, (viii) (gain) loss on unsettled interest rate derivatives, and (ix) (gain) loss on unsettled commodity derivatives. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and changes in accrued capital expenditures and other items. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Management believes Adjusted Net Income and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that management believes are not indicative of NOG’s core operating results. Management believes that Free Cash Flow is useful to investors as a measure of a company’s ability to internally fund its budgeted capital expenditures, to service or incur additional debt, and to measure success in creating stockholder value. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes. The non-GAAP financial measures included herein may be defined differently than similar measures used by other companies and should not be considered an alternative to, or more meaningful than, the comparable GAAP measures. From time to time NOG provides forward-looking Free Cash Flow estimates or targets; however, NOG is unable to provide a quantitative reconciliation of the forward looking non-GAAP measure to its most directly comparable forward looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward looking GAAP measure. The reconciling items in future periods could be significant.

Reconciliation of Adjusted Net Income

	Three Months Ended June 30,
(In thousands, except share and per share data)	2023	2022
Income Before Income Taxes	$206,826	$252,269
Add:
Impact of Selected Items:
Gain on Unsettled Commodity Derivatives	(30,503)	(54,117)
Gain on Extinguishment of Debt	—	(236)
Contingent Consideration Gain	(3,931)	—
Acquisition Transaction Costs	3,612	514
Gain on Unsettled Interest Rate Derivatives	—	(524)
Adjusted Income Before Adjusted Income Tax Expense	176,004	197,907

Adjusted Income Tax Expense	(43,121)	(48,487)

Adjusted Net Income (non-GAAP)	$132,883	$149,420

Weighted Average Shares Outstanding – Basic	88,800,994	77,366,704
Weighted Average Shares Outstanding – Diluted	89,108,519	86,788,465

Income Before Income Taxes Per Common Share – Basic	$2.33	$3.26
Add:
Impact of Selected Items	(0.35)	(0.70)
Impact of Income Tax	(0.48)	(0.63)
Adjusted Net Income Per Common Share – Basic	$1.50	$1.93

Income Before Income Taxes Per Common Share – Diluted	$2.32	$2.91
Add:
Impact of Selected Items	(0.35)	(0.63)
Impact of Income Tax	(0.48)	(0.56)
Adjusted Net Income Per Common Share – Diluted	$1.49	$1.72
______________
(1)For the three months ended June 30, 2023 and June 30, 2022, this represents a tax impact using an estimated tax rate of 24.5%.

Reconciliation of Adjusted EBITDA

	Three Months Ended June 30,
(In thousands)	2023	2022
Net Income	$167,815	$251,264
Add:
Interest Expense	31,968	18,410
Income Tax Provision	39,012	1,006
Depreciation, Depletion, Amortization and Accretion	106,427	54,796
Non-Cash Stock-Based Compensation	1,151	1,421
Gain on Extinguishment of Debt	—	(236)
Contingent Consideration Gain	(3,931)	—
Acquisition Transaction Costs	3,612	514
Gain on Unsettled Interest Rate Derivatives	—	(524)
Gain on Unsettled Commodity Derivatives	(30,503)	(54,117)
Adjusted EBITDA	$315,549	$272,534

Reconciliation of Free Cash Flow

Three Months Ended June 30,
(In thousands)	2023
Net Cash Provided by Operating Activities	$307,786
Exclude: Changes in Working Capital and Other Items	(27,410)
Less: Capital Expenditures (1)	(232,801)
Free Cash Flow	$47,575
_______________
(1) Capital expenditures are calculated as follows:

Three Months Ended June 30,
(In thousands)	2023
Cash Paid for Capital Expenditures	$409,895
Less: Non-Budgeted Acquisitions	(211,319)
Plus: Change in Accrued Capital Expenditures and Other	34,225
Capital Expenditures	$232,801